Exhibit 99.1

AmNet Mortgage, Inc. Reports Second Quarter Results; Revises 2004 Guidance

    SAN DIEGO--(BUSINESS WIRE)--Aug. 16, 2004--AmNet Mortgage, Inc. (formerly American Residential Investment Trust, Inc.) (Amex:INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide, today reported second quarter results, highlights of which included:

    -- Second quarter consolidated earnings were $208 thousand or $0.02 cents per diluted share including an after-tax charge of approximately $519 thousand or $0.07 cents per diluted share, related to expenses incurred on the sale of the majority of the mortgage asset portfolio;

    -- $1.4 million in pre-tax income was earned by AmNet; and

    -- $2.6 billion of mortgage loans were funded in the second quarter.

    Other Company highlights:


    -- Completed the sale of the majority of the mortgage asset portfolio with net cash proceeds of $24.9 million;

    -- Repurchased 500,000 shares at $8.80 per share in a privately negotiated transaction;

    -- Cash and cash equivalents were $53.2 million as of June 30, 2004; and

    --  Book value per outstanding share increased to $10.63.

    Consolidated Results

    For the second quarter of 2004, AmNet Mortgage, Inc. reported consolidated net income of $208 thousand, or $0.02 cents per diluted share including an after-tax charge of approximately $519 thousand or $0.07 cents per diluted share, related to expenses incurred on the sale of the majority of the mortgage asset portfolio.
    Commenting on results, John M. Robbins, Chief Executive Officer, said, "There were a number of significant events during the second quarter. We completed the sale of the majority of the REIT mortgage asset portfolio. The net cash proceeds were $24.9 million and we extinguished more than $90 million of bond collateral debt. The Company has cash and cash equivalents of $53.2 million, while our book value per outstanding share was $10.63 at the end of the second quarter. We repurchased 500,000 shares of our common stock at $8.80 per share in a privately negotiated transaction, which was not part of our previously announced stock repurchase plan."
    Robbins continued, "As expected, this quarter was marked by intense competition and price compression indicative of a mortgage market that has rapidly contracted. We continued to implement new product and marketing programs and opened offices and recruited seasoned managers in Los Angeles, San Francisco and Salt Lake City. The resources and time required to bring new branches to maturity has been greater than anticipated."
    The Company reports its results in two segments -- mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

    Mortgage Banking Business - American Mortgage Network (AmNet)

    For the second quarter of 2004, AmNet's pre-tax income was $1.4 million, compared to a loss of $5.9 million in the first quarter of 2004. AmNet funded $2.6 billion in home loans during the second quarter of 2004, compared to $1.9 billion in the first quarter of 2004.
    In the second quarter of 2004, gain on sales of loans, net of derivative financial instruments, was $17.6 million, or 67 basis points on $2.6 billion of loan sales volume. This compared to gain on sales of loans, net of derivative financial instruments, of $8.9 million, or 54 basis points on $1.6 billion of loan sale volume, in the first quarter of 2004.
    Interest revenue on mortgage assets in the second quarter was $9.0 million and was offset by interest expense of $4.4 million, resulting in a net interest spread of $4.6 million, or 18 basis points on $2.6 billion of loan fundings in the second quarter of 2004. In the first quarter of 2004, interest revenue on mortgage assets was $5.0 million and was offset by interest expense of $2.3 million, resulting in a net interest spread of $2.7 million, or 14 basis points on $1.9 billion of loan fundings.
    Operating expenses, which were total expenses of $25.2 million less interest expense of $4.4 million, were $20.8 million during the second quarter, or 81 basis points on loan fundings. These expenses included an estimated $6.5 million in sales commissions and other variable expenses, representing approximately 31% of total operating expenses. Operating expenses in the first quarter of 2004 were $17.5 million, or 94 basis points on loan fundings.
    Commenting on mortgage operations, Robbins added, "During the second quarter, the mortgage bank had a pre-tax profit of $1.4 million. We transitioned our loan mix to higher margin products, such as ARMs and Alt-A. In fact, Alt-A loans made up 28% of the total mix in June versus 8% for all of the first quarter. The number of commissioned account executives increased to 126, compared with 108 at the end of the first quarter. Since June 30th, we have added 24 new account executives, bringing our current total to 150."

    Mortgage Asset Portfolio Business

    During the second quarter, the sale of the majority of the mortgage asset portfolio business was completed. Mortgage portfolio assets declined to $19.3 million at June 30, 2004, and are expected to have nominal earnings and cash flow impact going forward.
    For the second quarter of 2004, the mortgage asset portfolio business incurred a pre-tax loss of $1.0 million, compared to a pre-tax loss of $3.7 million in the first quarter of 2004. The primary cause for the losses in both periods was related to the mortgage asset portfolio sale. Pre-tax losses on bond collateral held for sale of $880 thousand and $4.4 million were recorded in the second and first quarters, respectively.
    Commenting on the benefits of the mortgage asset portfolio sale, Judith A. Berry, Executive Vice President and Chief Financial Officer said, "This transaction simplified the Company's balance sheet, reduced our leverage to six to one, increased our cash balances by 79% from the first quarter and eliminated future credit and pre-payment risk associated with the sold portion of the portfolio."

    Liquidity and Book Value

    Cash and cash equivalents were $53.2 million as of June 30, 2004, compared to $29.7 million at March 31, 2004. Cash per outstanding share increased from $3.78 at March 31, 2004 to $7.20 at June 30, 2004. The Company's book value per outstanding share increased to $10.63 at June 30, 2004, compared to $10.52 at March 31, 2004, primarily due to share repurchases during the second quarter.

    2004 Guidance

    The Mortgage Banking Association (MBA) estimates that third and fourth quarter 2004 originations will be down significantly--some 14% from their April, 2004 forecast and 54% from the last two quarters of 2003. The decrease is attributable to a lower refinance market. As a result of this overall market contraction as well as adjustments in the number and timing of account executives that were expected to join the Company, AmNet's 2004 loan production is expected to be between $8 billion and $9 billion. Earnings for the third and fourth quarter of 2004 are expected to be in line with second quarter results.
    Reduced earnings guidance is related to a number of factors which include: the 14% market decline from previous MBA estimates for the second half of the year; increased competition with resultant price compression in certain products such as Alt-A; and a challenging recruiting and retention environment for account executives.
    Commenting on revised guidance, Robbins noted, "To respond to competitive pressures and slower market share growth, we have initiated a number of cost reduction measures. We are right sizing and workload balancing support staff to align with lower anticipated volumes. These efforts enhance our ability to utilize our existing infrastructure while continuing to grow our sales presence."
    Robbins concluded, "The mortgage market is undergoing a period of extreme volatility as measured by the MBA. The MBA forecast predicts that the market will shrink 54% from the second quarter of 2004 to the first quarter of 2005. The MBA also expects that originations will decrease from $848 billion to $388 billion over the period. It also anticipates that the market will shrink some 68% from a peak of $1.2 trillion in the third quarter of 2003 to $388 billion in the first quarter of 2005. Against this backdrop of both recent and anticipated market contraction, the Company has added significantly to both the number of account executives and loan production offices. Our subprime product line will roll out across the country during the next month and we have hired an industry leader in wholesale subprime to drive sales nationwide. While we anticipate modest profits for the remainder of the year, we expect to reap the future benefits of our investments in the branch network, the recruitment of account executives, the migration to higher margin products and enhanced technology to gain market share."

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss second quarter operating performance. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amnetmortgageinc.com and click on the link that appears on the home page. The webcast will also be available live at www.fulldisclosure.com.
    An online replay will be available at www.amnetmortgageinc.com for one year. A telephone replay will be available through August 23, 2004 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 7316480. Electronic versions of news releases may be accessed via the Company's web site at www.amnetmortgageinc.com.

    About AmNet Mortgage, Inc.

    AmNet Mortgage Inc., formerly American Residential Investment
Trust, Inc., is the parent company of American Mortgage Network. For more information, please visit amnetmortgageinc.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Rhode Island, Texas, Utah, Virginia and Washington.
    AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 49 states and the District of Columbia either by license or exemption. AmNet has 5,000 approved broker customers across the nation. For more information, please visit www.amnetmortgage.com.

    Forward-Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding: The expectation that the Company's mortgage portfolio assets will have nominal earnings and cash flow impact in the future; estimates that mortgage originations nationwide will decline in the last half of 2004 as compared to the last half of 2003; AmNet's 2004 loan production; the Company's earnings for the second half of 2004; forecasted declines in the national mortgage market in the periods from 2003 to 2005; the timing of AmNet's nationwide subprime rollout and the expectation that certain investments made in 2004 will result in market share gains. The Company's ability to meet its operational and financial goals are subject to risks including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the large concentration of the Company's loans in California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; and the Company's lack of significant experience with subprime loans. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market, including subprime loans; the stability of the subprime mortgage secondary market; the predictability of the Company's expenses and margins; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of mortgage loans, including subprime loans; the Company's liquidity position; the availability of qualified mortgage professionals; the ability to attract and retain qualified mortgage professionals and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.

----------------------------------------------------------------------
                               Three     Three
                               Months    Months  Six Months Six Months
                               Ended     Ended      Ended     Ended
                             -------------------- --------------------
                             6/30/2004 6/30/2003  6/30/2004 6/30/2003
                             -----------------------------------------
Income Statement
-----------------                   -         -          -        -

                                    -         -          -        -
Mortgage Banking Segment:           -         -          -        -
                             -------------------- --------------------
                     Revenues
       Gain on sales of loans   $2,323   $32,971    $17,839   $53,180
                             -----------------------------------------
        Derivative financial
                 instruments:
   Forward sales of mortgage
     backed securities (MBS)
           and options on MBS   10,857    (3,027)     5,370    (3,080)
   Market adjustment on loan
          commitment pipeline    4,390    (6,257)     3,233    (8,415)
                             -----------------------------------------
            Total derivative
                   financial
                  instruments   15,247    (9,284)     8,603   (11,495)
                             -----------------------------------------
            Gain on sales of
               loans, net of
                  derivative
                   financial
                  instruments   17,570    23,687     26,442    41,685
  Interest on mortgage assets    8,994     7,561     14,008    13,462
                 Other income       66        34        145        52
                             -----------------------------------------
          Total revenue, net
               of derivative
                   financial
                  instruments   26,630    31,282     40,595    55,199
                             -----------------------------------------

                     Expenses
             Interest expense    4,422     3,447      6,767     6,121
           Operating expenses   20,770    18,080     38,307    32,375
                             -----------------------------------------
               Total expenses   25,192    21,527     45,074    38,496
                             -----------------------------------------

 Income (loss) before income
    taxes - Mortgage Banking
                      Segment   $1,438    $9,755    $(4,479)  $16,703

    Mortgage Asset Portfolio
                     Segment:
                     Revenues
  Interest on mortgage assets     $575    $2,832     $2,203    $6,176
                 Other income      368       213        584       411
                             -----------------------------------------
                Total revenue      943     3,045      2,787     6,587
                             -----------------------------------------

                     Expenses
             Interest expense      332     1,151      1,227     2,689
    Provision for loan losses        -       794          -     1,713
 Gain on sale of real estate
                   owned, net      (61)     (330)      (320)     (515)
 Valuation adjustment - bond
              collateral sale      880         -      5,309         -
           Operating expenses      772       491      1,202     1,405
                             -----------------------------------------
               Total expenses    1,923     2,106      7,418     5,292
                             -----------------------------------------

 Income (loss) before income
      taxes - Mortgage Asset
            Portfolio Segment    $(980)     $939    $(4,631)   $1,295

 Consolidated Income (loss)-
            Combined Segments     $458   $10,694    $(9,110)  $17,998
    Provision for income tax
            expense (benefit)     $250     3,652    $(3,645)    5,478
     Income tax benefit from
   termination of REIT status        -    (2,463)         -    (9,141)
            Consolidated Net
                Income (loss)     $208    $9,505    $(5,465)  $21,661
               Per Share Data
-----------------------------
     Weighted average common
         shares outstanding  7,838,504 7,863,437  7,856,426 7,863,154
  Consolidated income (loss)
              per share basic    $0.03     $1.21     $(0.70)    $2.75
  Consolidated income (loss)
            per share diluted    $0.02     $1.12     $(0.70)    $2.56


        Loan Origination Data
-----------------------------
 Total mortgage loans funded
       in period ($ millions)   $2,566    $3,212     $4,437    $5,290
       Number of loans funded   14,614    17,871     25,243    29,568

           Balance Sheet Data
-----------------------------
    Cash and cash equivalents  $50,944   $27,240    $50,944   $22,786
              Restricted cash    2,290     2,100      2,290     1,750

    Bond collateral mortgage
 loans and real estate owned,
   net of reserves, held for
                   investment   19,257   208,984     19,257   238,777

Mortgage loans (formerly bond
  collateral), net, held for
      sale (lower of cost or
                      market)    1,707         -      1,707

Mortgage loans held for sale,
                          net  466,281   576,297    466,281   488,007

                 Total assets  560,747   840,264    560,747   767,153

              Short-term debt  453,808   560,352    453,808   477,445

          Long-term debt, net   18,043   176,977     18,043   206,098

   Total stockholders' equity  $78,555   $81,149    $78,555   $71,644
   Book value per share basic   $10.63    $10.32     $10.63     $9.11
 Book value per share diluted    $9.66     $9.58      $9.66     $9.02

         Debt to equity ratio    6.0:1     9.1:1      6.0:1     9.5:1
----------------------------------------------------------------------
($ in thousands, except per share data and as noted)


    CONTACT: AmNet Mortgage, Inc.
             Investor and Analyst Relations:
             Executive Vice President and Chief Financial Officer
             Judith Berry, 858-909-1230
             jberry@amnetmortgage.com
                 or
             Senior Vice President, Finance
             Clay Strittmatter, 858-909-1340
             cstrittmatter@amnetmortgage.com
                 or
             Media Relations:
             Vice President, Marketing & Communications
             Kasey Emmel, 858-909-1335
             kemmel@amnetmortgage.com
                 or
             Forti Communications Inc.
             Corinne Forti, President
             805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com